Exhibit 14(c)

Ameriprise Financial Code of Conduct

Table of contents

A message from our chairman and chief executive officer	3
Ameriprise Financial Statement of Integrity	4

The code applies to everyone	5
Related company policies	8

Your responsibilities
• Understand and follow the Code of Conduct	6
• Do the right thing for the client	9
• Conduct business ethically	11
• Compete fairly in the marketplace	15
• Avoid abuses of your position or knowledge	17
• Guard against criminal activity	26
• Safeguard the privacy, confidentiality and security of client information and records	30
• Protect the company’s reputation and assets	32
• Maintain complete and accurate business records	36
• Treat people with dignity and respect	33

Glossary	40
Resource guide - contacts	43
Frequently asked questions	44
Supplement 1	45
Topics covered in the Code of Conduct
Access Persons	21-22
Advertising and marketing	10
Anti-money laundering	26
Antitrust	15
Blackout periods	20, 23
Business activities of family members	12
Business opportunities	11
Client information	30
Competing in market	15
Confidentiality	25
Consequences for non-compliance	7
Contacts with competitors	15
Cooperation with regulatory organizations	37
Disclosures to clients	9
Document retention and destruction	37
Electronic communications	32
Entertainment	13-14
Equal employment	34
Financial data	36
Fraud prevention	28
Freedom from discrimination	38
Gifts to/from clients	13
Identity theft	28
Importance of diversity	38
Improper personal benefits	11
Improper payments and reimbursements	13
Insider trading	18
Intellectual property	32
Investments and Trading, personal	17, 19
Late trading	19
Market timing	19
Non-retaliation	39
Office of Foreign Assets Control (OFAC)	23
Outside activities	12
Physical assets and property of company	32
Political involvement	34

Preclearance of trades	21, 23
Preclearance of political contributions and activities	35
Protection from retaliation	7
Privacy incidents	32
Public communications	10
Reimbursements to politicians	13
Reporting suspected violations	7
Security of information and data	26
Signature issues and forgery	29
Statements about competition or products	16
Suitability of products and services	10
Tipping	27
Trade secrets	25
Travel and expense accounts	37
Treatment of employees and others	38
Violence in the workplace	39
Whistleblowing	7
Willful blindness	27

A message from our chairman and chief executive officer

Dear colleague:

Our success as a company depends on managing our business with the highest standards of integrity. We know that a strong reputation is built over years of client service and easy to tarnish, simply with a poor decision or action. At Ameriprise Financial, our strong reputation is one of our most valuable assets, earned by serving our clients well for over 115 years.

Our Board of Directors, the Executive Leadership Team and I count on you to help protect our company’s reputation, brand and the value of our franchise. The Ameriprise Financial Code of Conduct is intended to help you meet our legal and regulatory obligations, evaluate and make ethical business decisions, and provide a resource you can turn to for guidance. No matter what aspect of our business you are involved in, Ameriprise has policies and procedures in place to support you to operate ethically, and in full compliance with the laws and regulations that govern our businesses.

Adhering to our code of conduct is non-negotiable. You are required to read and become familiar with the code so you are prepared to satisfy the requirements of your job and to handle unfamiliar situations. The code will tell you how to report suspected violations of the code or laws or regulations. It is part of your duty to report such violations and we will support anyone who files a complaint honestly and in good faith. While no code can anticipate every issue you may face, it can help you make decisions that ensure Ameriprise conducts its business in a way that supports our corporate values.

I want to emphasize that our Board of Directors, Executive Leadership Team and I hold ourselves to the same high standards of conduct that we expect of you. For those of you who supervise others, it is your responsibility to demonstrate to the employees who report to you that you are committed to the standards of our code. Your actions are as important as your words, and your team looks to you to set an example of honest and ethical behavior.

Today, we continue to do all that we can to earn our clients’ confidence and keep our reputation strong. The importance of operating with integrity cannot be overstated. It is essential that each of us internalizes our code of conduct as an important step toward fulfilling our vision of becoming the most sought after financial planning and services firm.

Thank you for your support in ensuring we continue to do business the right way.

Jim Cracchiolo
Chairman and Chief Executive Officer
Ameriprise Financial, Inc.

Ameriprise Financial Statement of Integrity

Ameriprise Financial is committed to conducting business ethically by acting in the best interests of our clients and adhering to our values. This commitment is fundamental to protecting our clients, building advisors’ practices and enhancing our brand.

We earn our clients’ confidence every day by delivering on our brand promise — We shape financial solutions for a lifetime®. We are obligated to do the right thing and live the principles in our Code of Conduct:

•                  Conduct business ethically

•                  Do the right thing for the client

•                  Treat people with dignity and respect

•                  Protect the company’s reputation and assets

It’s impossible to anticipate every issue we may encounter. But internalizing these principles will help us make the right decision when faced with a difficult or unfamiliar situation. Ultimately, we’re all accountable for meeting the letter and spirit of regulatory and company rules.

When we manage our business with the highest standard of integrity, we do right by the client, the advisor, the shareholder and the company and help fulfill our vision of becoming the most sought after financial planning and services firm.

“Our success as a company depends on managing our business with the highest standard of integrity.”

Jim Cracchiolo

The code applies to everyone

The Ameriprise Financial Code of Conduct applies to all Ameriprise Financial and subsidiaries, officers, employees, financial advisors and their employees, contractors, and individuals conducting business on behalf of Ameriprise Financial, Inc. and its subsidiaries and affiliates (“Ameriprise Financial”). Other people performing services for the company may be subject to the code by contract or agreement.

If you have questions about the appropriateness of a situation or decision, talk to your leader, registered principal or other appropriate person identified in the Code of Conduct.

For information or questions about the code, please see the Resource Guide on Page 43 or contact the resources listed below:

Corporate Secretary’s Office

Thomas.R.Moore@ampf.com (612) 678-0106

Employee Relations Group Service Center

ERGSC@ampf.com, 1 (877) 267-4748

Ethics Hotline

1 (800) 963-6395

General Counsel’s Organization
John.Junek@ampf.com (612) 671-3651

Q  I’m a contractor working on a three-month project at Ameriprise Financial. Since I’m not an employee and I’m only here for three months, does the code apply to me?

Yes. The code applies to all officers, employees, advisors, employees of advisors and contractors, regardless of whether you work full-time or part-time. Anyone doing business on behalf of Ameriprise Financial, RiverSource, Columbia Management or any of our other subsidiaries will be held accountable for reading, understanding and following the code and all company policies applicable to his or her roles and responsibilities.

Your responsibilities

Understand and follow the Code of Conduct

You are expected to read, understand and follow this code. You are also expected to read, understand and follow the policies, codes of ethics and procedures that apply to you (see Related company policies on Page 8). If you have any questions, ask your leader or registered principal or contact the Corporate Secretary’s Office at (612) 678-0106.

For employees and employee advisors, compliance with the code is a condition of employment. For franchise advisors and their staff, compliance with the code is required by the franchise agreement.

Personal Conduct

All employees, advisors, and other persons subject to the Code of Conduct are required to adhere to the highest standards of honesty, integrity, ethics, personal conduct, and professionalism during working hours and personal time.  These are examples of actions that violate the Ameriprise Financial Code of Conduct. These examples are provided to supplement and reinforce other such examples provided throughout the Code of Conduct.  However, this is not an exhaustive list and the company retains the right to determine whether specific actions or behavior violate the Code of Conduct:

•                  Violation of any company policy, procedure, rule, or any law or regulation.

•                  Willful or negligent damage to company property or the property of other persons.

•                  Theft or dishonesty, including falsification of company records or furnishing false or incomplete information on expense forms, time records or an application for employment or any documents related to an application for employment.

•                  Inappropriate behavior which embarrasses or is harmful to the company or its clients, including the posting or transmission of offensive or inappropriate material

Q  I saw one of the team leaders in my department doing something that I believe is a violation of the Code of Conduct. She is not my direct leader, but she does have input into my review and whether I get a raise. If I report what I saw, I am afraid that she will make negative comments to my direct leader about my performance so that I would get a bad review at the end of the year. What should I do?

You are obligated to report suspected violations of the Code of Conduct. Company policy protects you from retaliation if you report a suspected violation in good faith. However, if you file a malicious report or report something you know is not true, then you may be subject to disciplinary action. If you have questions about whether you should report a violation of the code, contact the Employee Relations Group Service Center or Ethics Hotline.

                        on the Internet or any social media site.

•                  Disruptive behavior, including insubordination, willful disregard of company policies or procedures, or disrespect toward a leader or representative of management, or failure to perform work as required or assigned.

•                  Violation of safety or health laws or regulations or engaging in conduct that creates a safety or health hazard.

Consequences for non-compliance

If you fail to comply with the code, company policy or any applicable law or regulation, you will be subject to disciplinary action that may include termination. Disciplinary measures will depend on the circumstances of the violation and will be applied in a manner consistent with the company’s policies.

Although this is not an all-inclusive list, disciplinary action will be taken against an employee or advisor who:

•                  Authorizes, directs, approves, participates in or encourages violations of the Code of Conduct

•                  Deliberately fails to report or conceals violations of the code or deliberately withholds or misstates relevant information concerning a violation of the code

•                  Retaliates against any other employee because of a report by that employee of a suspected code violation

•                  Should have known about a violation by people under his or her supervision, or did not act promptly to report and correct a violation

In addition, people who violate the law during the course of their employment are subject to criminal and civil penalties, as well as payment of civil damages to the company or third parties.

Reporting suspected violations

If you have a reasonable and good faith basis to believe that you, another employee, an officer or advisor, at any level of seniority, has violated the code or any applicable law or regulation, you must report the violation promptly so that the company can take appropriate action. In the event of an investigation, be sure to retain all relevant documents.

Whistleblowing and protection from retaliation

A whistleblower is an individual who in good faith reports an alleged impropriety affecting the company that prevents the company from meeting its legal obligations or from complying with generally accepted accounting principles.

Your report will be treated confidentially to the extent allowed by law and company policy. You will not be subject to retaliation for reporting a suspected violation in good faith. No adverse employment action, such as termination, counseling, a lower performance rating or demotion, may be taken against an employee solely in retaliation for reporting in good faith potential violations of the code.

If you believe you have been retaliated against, promptly contact the General Counsel’s Organization, the Employee Relations

Group Service Center at 1 (877) 267-4748, or the Ethics Hotline at 1 (800) 963-6395.

Report violations to your leader promptly. If it is impractical or inappropriate to notify your leader, contact your registered principal, the General Counsel’s Organization, the Employee Relations Group Service Center at 1 (877) 267-4748, or the Ethics Hotline at 1 (800) 963-6395.

Related company policies

The Code of Conduct incorporates into its terms and requirements the provisions of other related policies, codes of ethics and procedures to which you are subject. It is important to know which related policies apply to you. Please read the related policies that apply to you.

The table below will help you determine which policies apply to you, based on your job status or responsibilities. These documents cannot cover every situation you may encounter. Individual business units or staff groups may issue additional policies that provide more specific guidance about certain practices such as doing business with international clients or privacy guidelines for institutional clients. For the most current version of the policies, codes and procedures, click on the applicable link below or go to the Inside or AdvisorCompass® sites. (Some inks may require your Single Sign On or Windows user name and password.)

The list below is not an all-inclusive list of company policies. Talk to your leader about other policies that may apply to you. For Columbia Management employees and investment advisers, please refer to CompliSource for other policies which may apply to you.

Do the right thing for the client

Ameriprise Financial has a duty to conduct business ethically and with the highest degree of integrity. This duty applies to all daily business activities, from initial contact with prospects through the continued service of existing individual or institutional client accounts.

Performing this duty includes providing full and fair disclosure, treating our clients fairly, recommending suitable products, considering the impact of our decisions on clients and providing exceptional client service. Doing the right thing for our clients improves the client experience and encourages their continued business and loyalty.

Full and fair disclosure

Make full and fair disclosure of all material facts, particularly where your interests may conflict with those of our clients. You must provide full and fair disclosure of the features, benefits, risks and fees of products or services sold or marketed to all clients or prospects.

Your communications must:

•                  Comply with any law or regulation governing the content, format or required disclosures of the communication

•                  Help clients and prospects understand our products and services

•                  Be accurate, fair and balanced and presented in the proper context

•                  Not omit material facts, qualifications or caveats if the result would be misleading.

You may not make exaggerated or misleading statements, regardless of whether the information is given directly or indirectly, and you must answer all questions honestly. You, in partnership with other employees and advisors, have the responsibility to provide the client or prospect with all the information needed to make an informed decision, particularly in light of the person’s age, risk tolerance and current and projected financial needs.

Q  How can I demonstrate that I provided my client with full and fair disclosure about a product I recommended?

First, make sure you have provided the client with all required disclosures at the time of your recommendation. Then follow up with a summary letter to your client detailing the discussions you have had, the decisions made and the rationale for those decisions.

Suitability

Suitability involves determining that investment advice provided and products or services recommended to each client are appropriate given the client’s age, financial situation, investment planning objectives and tolerance for risk, among other factors. When dealing with elderly clients, pay special attention to their expected financial needs and tolerance for risk.

Ameriprise Financial suitability requirements apply not only to initial buy, sell and hold recommendations, but also to subsequent recommendations in existing accounts, including additional purchases, surrenders or redemptions, and asset allocation changes.

Always take the time to ensure suitability requirements are met and to provide clients with the information necessary for them to fully understand the relevant information, including the features, potential benefits and risks of the recommended product or service. In addition to meeting regulatory requirements, this will reinforce the company’s image as a knowledgeable, ethical and qualified provider of financial services.

Advertising, marketing and communications with the public

Advertising, marketing and communications with the public (e.g., clients, prospects, investors, analysts and the general public) must be truthful, accurate and not misleading. In addition, the content must meet applicable regulatory and legal standards. When preparing advertising, marketing and communications for the public, you must ensure that required reviews and approvals are received prior to first use. You are not permitted to revise such materials after all approvals are obtained, unless the revisions have also been reviewed and approved prior to first use.

Q  I work for Columbia Management in the corporate office. I don’t sell products to clients or make any recommendation about which products they should purchase. What responsibilities do I have to ensure suitability?

Responsibility for ensuring that product purchases are suitable for the client is not limited to financial advisors. For example, one key responsibility is developing training for our products. Advisors must understand the products they sell, including how the products work, the risks and benefits of the products, and the current fees or charges.

Conduct business ethically

Conducting business ethically is the cornerstone of our relationships with employees, clients, prospects, vendors, suppliers, regulatory bodies and the communities in which we do business. We operate in a highly regulated industry under intense media and public scrutiny. We expect you to comply fully with all applicable laws and regulations. Therefore, it is important to address conflicts of interest and avoid even the appearance of impropriety.

Improper personal benefits

Do not use your position with the company, or information acquired during your employment or relationship with the company, in a manner that may create a conflict, or the appearance of a conflict, between your personal interests and the interests of the company or its clients.

Avoid taking improper advantage of your position, company resources or opportunities gained as a result of your business activities. This includes but is not limited to opportunities such as personal loans, guarantees or discounts with terms that are not generally available to the public or to other similarly situated employees as part of a compensation or benefits program.

Business opportunities

You or members of your immediate family or household, as a result of information acquired during your employment or relationship with the company, may not:

•                  Purchase for personal use the goods or services of the company’s suppliers on terms other than those available to the general public or established by company policy

•                  Accept business opportunities, commissions or advantageous financial arrangements from a client, vendor, supplier or business partner of the company.

Q  I recently gave money to a local food shelf. One of the people who work for the charity asked me if I would help them raise additional funds. He wanted me to write them a letter of support on company letterhead. Can I write the letter on Ameriprise Financial letterhead to help them out?

No. Even though you personally support the charity, you may not use your affiliation with the company in any way to support the charity, including hosting fund-raising events at your office, writing a letter of support on company letterhead, or allowing the charity to use company property (e.g., photocopiers). This would imply that the company endorses that particular charity. You can show your support for the charity by writing a personal letter encouraging others to make donations, but it cannot be on company letterhead.

Your outside activities

You may engage in outside activities that do not conflict with the interests of the company, interfere with your job responsibilities or the responsibilities of the company’s employees, or damage or misuse the reputation, trademarks, relationships, confidential information or other property of the company. Outside activities must also be of a nature and offered in a manner in which they do not have the potential to appear to customers or the public as part of Ameriprise business.

Without prior written approval from the corporate secretary, you may not:

•                  Simultaneously work for any concern that does business with or competes with the company

•                  Serve as a director, trustee, officer or similar position (paid or otherwise) of any business, other than with the company or one of its subsidiaries. This rule does not apply to charitable, civic, religious, educational, public, or social organizations, or to residential boards whose activities do not conflict with the interests of the company and do not impose excessive demands on your time.

There is a separate preclearance process for political contributions and volunteer political activities. Please see page 35 for important details.

You may join industry or trade associations with the prior written approval of your leader. However, you should ensure that your work within those organizations is consistent with the interests of the company and does not involve potential reputational harm to the company or its brands.

Note that if you are FINRA-registered, you must also seek prior approval for outside business activities from your registered principal. Based on their review of the activity, your registered principal may impose specific conditions or limitations, including prohibiting the activity, where necessary, based on the nature of the activity and your role at the firm.

Business activities of family or household members

You must disclose to the corporate secretary instances in which:

•                  You seek to hire or engage a family or household member or their business to provide goods or services to the company.

•                  A member of your immediate family or household works for, or holds a position that can influence decisions at, a firm that directly competes or does business with the company.

•                 A member of your immediate family or household holds a position that interacts with positions of authority at a firm that directly competes or does business with the company.

Q  My husband owns a small restaurant and he regularly caters business meetings. He recently told me that he has put in a bid for a catering job for an Ameriprise Financial business meeting. Do I need to let anyone know about this?

Yes. If you, a member of your household or a member of your immediate family is involved with a company that does business with Ameriprise Financial, you must let the Corporate Secretary’s Office know about the situation. The Corporate Secretary’s Office will examine the situation and determine if there is a conflict of interest.

Improper payments and reimbursements to politicians or political organizations

You may not offer or accept any improper payments, reimbursements, gratuities or gifts to government officials, political parties, political candidates or charities with which they are affiliated. In this situation, improper means offers and payments that include a direct or indirect offer or promise to give money or anything of value to such persons or political parties in order to assist the company in obtaining business or securing services or any improper advantage. Political contributions and volunteer activities are subject to a special preclearance process. Please see page 35 for important details.

Acceptance of gifts or entertainment

Do not give, solicit or accept gifts that could influence your business judgment. This includes direct gifts such as cash or monetary equivalents, objects of value or preferential treatment, and indirect gifts such as benefits to a family member or a charity you support.

This gift policy applies to everyone. However, you may be subject to a specific gift and entertainment policy as part of your job. For instance, advisors are subject to the policies and procedures of their broker-dealer. Special rules may apply to employees involved in seeking business with or providing services to government entities or clients or entities residing outside the United States. In addition, some of the company’s businesses are regulated by government agencies that strictly limit their employees’ ability to give or accept gifts.

You are responsible for knowing if there is a specific gift and entertainment policy that applies to you. Contact your leader, registered principal or the corporate secretary for specific information and guidance on these rules.

Generally, you may accept entertainment, token gifts or favors only when the value involved is not significant and clearly will not place you under any real or perceived obligation to the donor. Do not offer or accept business meals or attend business functions at establishments featuring sexually suggestive or otherwise inappropriate entertainment.

Any gifts that you want to give to your clients or business partners are subject to a similar standard.

Q  Over the holidays, one of my clients sent me a case of wine as a gift. I know that if I purchased the wine, it would be expensive. Can I accept this gift?

You may be subject to a specific policy prohibiting accepting or giving gifts over a certain dollar value.

Generally, you may only accept gifts (including business-related meals or entertainment) if the value of the gift is not significant and the gift will not place you, or appear to place you, under any obligation to the donor.

Before accepting any gift, you should ask yourself if the gift would appear significant to others or would appear to place you under any obligation. If the answer is yes, then you should not accept the gift.

When to consult the corporate secretary before giving a gift

•                  The person who would receive the gift is a federal, state or local elected or appointed official, or a member of such a person’s staff or immediate family.

•                  You plan to pay for the gift with your own money even though you are giving it for business purposes.

•                  You believe that the gift will influence the recipient’s judgment in favor of Ameriprise Financial in a specific business transaction.

•                  The gift is in the form of entertainment that involves air travel, such as to a resort or golf course, or hotel accommodations.

•                  You expect to receive something of value in return for the gift.

•                  The recipient is not a family member and works for a state or federal regulatory or law enforcement agency, and you are giving the gift based on a personal relationship.

When to consult the corporate secretary about a gift you have received or been offered

•                  The gift is in the form of cash or a cash equivalent, such as a gift certificate or card.

•                  The value or nature of the gift makes you uncomfortable.

•                  The gift involves air travel or hotel accommodations.

•                  You regularly negotiate agreements or the terms of business transactions with the person giving the gift or his or her firm, or you are in the midst of such negotiations.

•                  The gift, although otherwise permissible under the Code of Conduct, is part of a regular pattern of gift-giving unrelated to a year-end holiday.

•                  The gift is given to you to deliver to a member of your family.

•                  You believe that the person giving the gift expects something of value from you in return.

Some examples of acceptable gifts include:

•                  A moderately priced bottle of wine from a supplier, vendor or client

•                  Tickets to a local sporting or cultural event

•                  A coffee mug of modest value given by a supplier (however, gifts from customers must never be solicited)

•                  Modest gifts acknowledging a personal event such as a wedding or a birth

•                  Attendance at the annual golf outing hosted by the company’s outside law firm

Some examples of unacceptable gifts include:

•                  A case of fine champagne

•                  Tickets to a distant sporting event, including airfare or hotel accommodations

•                  Cash, monetary equivalents, stored value products or gift certificates

•                  A lavish personal gift such as a piece of fine jewelry

Compete fairly in the marketplace

Ameriprise Financial is committed to competing lawfully, ethically and fairly in the marketplace based on the merits of our products and services. We believe in fair competition because everyone benefits from fair, free and open markets. We compete strictly on the merits of our products and services, and make no attempt to restrain or limit trade.

Antitrust and fair competition

Federal and state antitrust, monopoly and competition laws are designed to preserve free and open competition. These laws may vary, but their common goal is to ensure that a competitive marketplace is free to provide consumers with high-quality goods and services at fair prices and that no conduct interferes with this process.

Failure to comply with these laws can have serious consequences for the company, including substantial fines or damages, and publicity that is damaging to our brands and reputation.

Contacts with competitors

Agreements to limit competition are prohibited. When dealing with outside companies, including suppliers and vendors, consider whether they are competing with Ameriprise Financial. Use independent judgment and avoid even the appearance of agreeing with a competitor to limit competition. Consult the General Counsel’s Organization in advance whenever you doubt the legality of a proposed activity or need further guidance.

As it relates to competitors, the following activities are strictly prohibited:

•                 Agreeing to establish the price of products and services, including maximum and minimum prices, pricing formulas, standardized discounts, terms of sale or concertedly lowering supply to impact prices

•                  Agreeing to divide up specific customers, classes of customers, products or services to be sold, or the geographic location in which business is transacted

•                  Collecting competitive information through unlawful channels or using information that was obtained illegally or improperly by others, including through misrepresentation, invasion of property or privacy, or coercion.

Q  I just started working at the company, but I used to work for one of our competitors. I often get questions from coworkers who want to know the long-term business strategies of my former employer. Should I share that information with anyone on my new team?

No. It is improper to reveal the confidential information or trade secrets of a former employer. If you are uncomfortable discussing this situation with your leader, contact your business unit’s compliance officer or the General Counsel’s Organization for assistance.

Certain types of joint ventures or other formal activities that include an exchange of information may be possible under limited and very controlled circumstances with advice from experts in this area. These situations are carefully planned and monitored to be consistent with our values and applicable fair competition laws. Violations of these guidelines may expose you and Ameriprise Financial to criminal and/or civil penalties. If you are in doubt, seek advice from the General Counsel’s Organization.

Truthful statements

Statements about our products and our competitors must be truthful, complete and not misleading. Statements include advertising materials and written or oral statements to clients, prospects, regulators or others.

False or misleading statements about our competitors are inconsistent with our values and harmful to our reputation.

Avoid abuses of your position or knowledge

Ameriprise Financial has a responsibility to conduct business legally, ethically and with the highest degree of integrity. We must use the authority, resources and information entrusted to us only for the company’s legitimate business purposes and not for personal gain.

Ameriprise Financial Personal Trading Policies

Ameriprise Financial maintains a number of policies designed to monitor the personal trading activities of its associates. These are derived from securities and investment laws, regulatory guidelines and other corporate policies aimed at eliminating the appearance of conflict between the personal trading activities of our associates and our clients, as well as the rest of the investing public.

Applicability of rules and policies

Our personal trading rules apply to everyone that is subject to this Code of Conduct with few exceptions. If the Code of Conduct applies to you as defined on page 5, all of the Ameriprise Financial Trading Policies likewise apply to you. These policies will also apply to securities trading in which you have a beneficial interest, such as accounts held in your name or the name of any of the following individuals:

•                  Your spouse/partner

•                  Financially dependent members of your household

•                  Other members of your household

•                  Certain entities over which you exercise investment discretion or control (e.g. Trusts, Powers of Attorney)

In addition to the general rules that apply broadly to individuals subject to the Code of Conduct, more restrictive rules apply to certain populations that are deemed as “Access Persons,” based on their access to information. The Access Person definition and their applicable policies are described beginning on page 21.

Q  Is my spouse subject to all of the personal trading rules and policies contained in the Code of Conduct?

Yes. Personal trading rules and policies not only apply to you as a direct associate, but also accounts that you hold a “beneficial interest.” In other words, accounts where you can influence transactions in the account based on your relationship to the owner of the account (i.e. a spouse or domestic partner). Make sure you:

•                  Discuss these policies with impacted parties to ensure their understanding.

•                  Contact Personal Trade Compliance if you have questions about the applicability of a trading policy to you or your household.

Ameriprise Financial Approved Broker Policy — “Limited Choice”

In order to comply with SEC expectations concerning the monitoring of trading activity within personal accounts, Ameriprise Financial maintains a “limited choice” policy which dictates where certain types of securities must be held and traded.

Unless you have an exception approved by Personal Trade Compliance, your personal securities accounts must be held and trading must be conducted through one of three brokers: Ameriprise Financial Brokerage, Charles Schwab or Merrill Lynch. Please note: Certain financial advisor groups may be restricted to Ameriprise Brokerage accounts only.

To gain a better understanding of what types of securities are subject to the policy, you can review the “Securities Reporting List” reference sheet. Please contact Personal Trade Compliance to request a copy.

New associates have 45 days from their state date to comply with this policy.

Ameriprise Financial Insider Trading Policy

Ameriprise Financial prohibits illegal insider trading. Insider trading is the practice of buying or selling securities of any company, including Ameriprise Financial, when you are aware of material, non-public information about that company or its securities.

If the information could affect the stock price or a reasonable investor’s investment decisions, it is considered material. If the information has not been widely disseminated to the public through major newswire services, national news services or financial news services, it is considered non-public.

You may only share material, non-public information if:

•                  The individual has a business need-to-know

•                  You are confident that the individual receiving the material, non-public information won’t share it inappropriately.

Sharing inside information with another person who buys or sells securities and does not have a business need-to-know is known as tipping — and is illegal. Your conduct may be illegal even if you do not benefit personally and the person you shared the inside information with does not buy or sell any related securities.

If you engage in insider trading or tipping, you can be subject to substantial civil and criminal penalties and disciplinary action, including termination of your employment or your franchise agreement.

Q  I work with several local banks that sell our life insurance and annuity products. During a weekly conference call, the sales manager at one of the banks told me they are going to merge with another bank. I think the merger will make the bank’s stock go up, but the bank hasn’t yet made a formal announcement about the merger. Is it okay to buy the bank’s stock?

No. The information about the upcoming merger is non-public, as the bank has not yet made a formal announcement. Because you have knowledge that the general public does not have, buying or selling the bank’s stock would be insider trading.

Personal trading prohibitions

Certain personal trading activities are expressly prohibited:

•                  Speculative trading of company stock: Ameriprise Financial prohibits speculative trading of its company stock (NYSE symbol AMP), which is characterized by multiple transactions in a short period of time, transactions in “put” or “call” options, short sales or similar derivative transactions. This includes soliciting speculative trades in Ameriprise Financial securities or offering or soliciting an opinion on Ameriprise Financial stock.

Note: Advisors may solicit sale trades of Ameriprise stock only for account diversification purposes.

•                  Equity IPO purchases: Ameriprise Financial prohibits purchasing initial public offerings (IPOs) of equity securities, other than IPOs of closed-end funds. Initial offerings of other types of securities may be acceptable; contact Personal Trade Compliance to discuss.

•                  Market timing: Ameriprise Financial prohibits market timing. Market timing is the rapid or short-term trading, usually of a mutual fund, at the expense of long-term shareholders. Market timing activity may adversely impact a mutual fund’s performance by limiting the ability of the investment manager to fully invest the mutual fund’s assets or by increasing transaction costs.

Most mutual funds, including Columbia and RiverSource mutual funds, have policies against market timing. Consult the prospectus of a mutual fund to understand its policy on market timing activity.

•                  Late trading: Ameriprise Financial prohibits late trading. Late trading is the illegal practice of buying or selling, or allowing an investor to buy or sell, a fund after a market has closed. Late trading occurs when a fund, broker or other intermediary permits an investor to place an order after closing that receives the market-close price, allowing the investor to take unfair advantage of information that becomes public after closing.

Unusual Trading Activity

We may ask to review specific transactions with you or your broker if clarification is necessary. You may

Q  I currently have an IRA account at Ameriprise that contains a position of company stock. As a means to protect the stock against possible price fluctuations, and generate some additional income within the qualified account, I want to write some covered calls on the company stock. Is this something that I am able to do?

No. While the practice of writing “covered calls” is an established strategy to protect existing shares against a downturn in the market and generate extra income for an account, the prohibition against the purchase or sale of option contracts on company stock does not allow for this activity.

also be asked to supply Personal Trade Compliance with a written or oral explanation of your personal trade(s). Examples of situations that may require explanation include, but are not limited to:

•                  Significant changes in trading volume or consistently excessive trading volume

•                  Patterns of short-term, in and out trading

•                  Significant positions in illiquid securities

•                  A number of associated persons trading in the same security in the same time frame

Trading blackout periods

As part of our expanding service offering, clients of Ameriprise Financial can receive proprietary research reports and recommendations made through the Investment Research Group.

In order to allow this information to be provided to clients after its publishing and reduce the risk of “front running” and/or “insider trading” accusations, Ameriprise Financial imposes a “same-day” blackout restriction from the time an initial recommendation or change is made on a security.

Same day trading blackouts are announced on the Inside and AdvisorCompass sites and begin on the day the research is issued and continue for the remainder of the trading day. Violations of these blackouts will result in a compliance reversal of the trade and possible sanctions.

Preclearance for investments in private placements/limited offerings

All covered persons need to obtain approval to invest in any limited offerings (private placements, including private funds), i.e., a security not offered to the general public. Approvals must be obtained in writing from your immediate leader and Personal Trade Compliance before investing.

How to obtain approval:

Write an explanation of the investment and submit the request to your leader. Required information you must include in your request:

•                  The nature of the investment

•                 How you were solicited

•                  Approximate dollar amount you are planning to invest

Financial advisors should also disclose:

•                  Whether or not the opportunity was being offered to any clients

•                  Whether the security is likely to be purchased by a client in the future

Your leader will approve or reject your request, and return the request to you. If approved, email the request to Private.Placement.Preclearance@ampf.com. You cannot enter into the proposed transaction without approval from Personal Trade Compliance.

Q  As an advisor with a lot of clients in my community, I sometimes am approached by clients who are involved with local start-up companies that hold private offerings as a means to raise capital for their growth and expansion. Am I prohibited from investing in these ventures because of my status as an advisor?

Not necessarily. It is possible for advisors to invest in private placements or limited offerings that their clients are also invested in or may be directly involved with. However, extra caution is advised to ensure that no conflicts of interest are present between the advisor, their client and Ameriprise Financial.

You must preclear these opportunities with your registered principal and the Personal Trade Compliance Department.

Reporting obligations

Initial Account and Holdings Disclosure: All new covered persons upon joining Ameriprise Financial must disclose all brokerage accounts in which they have a beneficial interest through an “Initial Account and Holdings Disclosure.” The disclosure is facilitated through iTrade, a web-based tool available on the Inside and AdvisorCompass sites. The disclosure must be completed within 10 business days of joining the firm.

Disclosing new accounts: All covered persons must notify the Personal Trading group at the time the covered person opens a new brokerage account (contact Personal Trading to obtain a Brokerage Account Notification form). If a covered person wishes to personally trade in securities other than registered mutual funds, the brokerage account must be held with one of the three approved brokerage firms (Ameriprise, Charles Schwab or Merrill) as required by the Limited Choice Policy discussed previously.

Access person policies

Access person definition and populations

The SEC requires investment adviser firms to perform certain monitoring and reporting functions in relation to individuals that are deemed as “Access Persons.”

An Access Person is defined as:

•                  An individual with access to nonpublic information regarding clients’ securities transactions

•                  An individual involved in making securities recommendations to clients

•                  An individual with access to nonpublic information regarding the portfolio holdings of affiliated mutual funds

Common populations at Ameriprise Financial that fall under the Access Person definition include, but are not limited to:

•                  Employee and franchise advisors and all their licensed staff members (associated financial advisors, paraplanners etc.)

•                  Employees of the Columbia Management organization and certain support partners

•                  Members of the Investment Research Group and other individuals in the corporate office who meet the Access Person definition

Q  My spouse just opened a new account at Charles Schwab. I know that Schwab is one of our approved brokers under the Limited Choice Policy, so is there anything else I need to do about the account?

Yes. Even though Charles Schwab is an approved broker through the Limited Choice Policy, you are still required to report any newly opened securities accounts to Personal Trade Compliance.

To do so, contact Personal Trade Compliance and request a Brokerage Account Notification Form (BAN Form). Complete the form and return it to Personal Trade Compliance so they can register the account on their monitoring systems.

Specific rules for Access Persons

In addition to the policies and rules initially described for covered persons, Access Persons are subject to specific trading restrictions and monitoring based on their position with the firm and required compliance controls established for their business lines. Access Persons must also complete various certifications or attestations as required. Listed below are the resources by group that should be referenced to learn these rules:

Columbia Management: If you are a direct employee of the Columbia Management organization or are part of a business group that directly supports Columbia, you are subject to the rules and policies contained in the Columbia Management Investment Adviser Code of Ethics. You may refer to the most recent copy of the Code of Ethics on Inside.

You must also complete an Annual Certification of Accounts and Holdings and the Quarterly Certification of Transactions.

Investment Research Group (IRG): If you are a member of the Investment Research Group, you are subject to trading preclearance rules that are explained in the IRG Personal Trading Reference Guide. You may refer to the most recent copy of the guide on Inside.

Members of the IRG must complete the Annual Attestation and the Quarterly Certification of Transactions.

Employee and franchise advisors and licensed staff: All Employee Advisors, Franchise Advisors and their licensed staff members are subject to the rules and policies contained in the Financial Advisor Personal Trading Reference Guide. You may refer to the most recent copy of the guide on the AdvisorCompass site.

You must complete the Annual Attestation and the Quarterly Certification of Transactions.

Communications for all access groups will be issued prior to the attestations or certifications so impacted personnel can complete their reporting obligations on time.

Blackout periods and preclearance of transactions in Ameriprise Financial securities

The company’s outside directors, certain executive officers, and other designated employees are subject to regular quarterly blackout periods, during which they are prohibited from executing transactions in Ameriprise Financial securities. Such blackout periods are not legally required, but are a common method of reducing the possibility of insider trading during periods when there is an increased likelihood of material, non-public information being available.

The blackout periods begin on January 1, April 1, July 1 and October 1. The beginning date of each blackout period is fixed, regardless of whether that date happens to be a business day. Each blackout period ends two full business days after the public release of earnings results for the preceding quarter.

Those people who are subject to the blackout period will receive two emails distributed by the Corporate Secretary’s Office. One email will alert them to the beginning of the blackout period approximately one week before it starts. This email provides additional details about the restrictions on trading in Ameriprise securities and a copy of the related securities trading policy.

The second email informs these people of the date on which the blackout will end and when they may resume trading in company securities. This email is distributed promptly after the public disclosure of the prior quarter’s earnings has been made.

In special circumstances, the length of the quarterly blackout period may be extended or a special blackout period may be imposed on a designated group of employees.

The company’s outside directors and those executive officers who are subject to Section 16 of the Securities Exchange Act of 1934 are required to pre-clear their transactions in company securities (and those of their immediate family members sharing their household) with the Corporate Secretary’s Office. This requirement is imposed only on this limited group, and they are reminded of it each quarter.

Please note that violations of the blackout period are taken seriously and may result in disciplinary actions, up to and including the termination of employment or a franchise agreement.

Remember these key points:

•                  Even if you are not subject to either the blackout period or the pre-clearance requirement, you are still subject to the federal securities laws governing insider trading, explained earlier in the Code of Conduct.

•                  If you receive an email notifying you of the date on which the blackout period will end, that does not permit you to trade in company securities if you are aware of material non-public information about the company or its securities.

•                  If you are considering trading in the company’s securities and you think that you might be aware of material non-public information about the company or its securities, don’t hesitate to call the corporate secretary for advice. This is also true for contemplated trades in the securities of other companies. Always err on the side of caution and seek legal advice before you trade.

Portfolio Holdings Disclosure Policy

Ameriprise Financial has implemented controls over the disclosure of information about securities held in the portfolios managed by its asset management affiliates. These controls are designed to safeguard against improper use of portfolio holdings information.

All requests to disclose portfolio holdings information — to advisors, clients or any entity — must meet certain conditions or be approved in writing by the Portfolio Holdings Committee prior to release. The Portfolio Holdings Disclosure Policy identifies the scenarios where portfolio holdings information may be disclosed without pre-approval. All other requests to disclose portfolio holdings information to advisors, clients, prospects or any other individual or entity must be approved in writing by the Portfolio Holdings Committee before that information is released. This control is designed to protect against selective disclosure — meaning, the release of information that could potentially benefit some investors over others.

To determine if the required conditions for release of portfolio holdings information are met, or if prior approval to release portfolio holdings information is required, please refer to the Portfolio Holdings Disclosure Policy.

Confidential information and trade secrets

During the normal course of work, you may learn or create information about the company that is sensitive and not known by the general public, such as business strategies, marketing plans, client lists or salary data. As an employee, you have a duty to protect the company’s confidential information and trade secret information. Not only can intentional misuse or disclosure of trade secrets result in disciplinary action, it is a crime punishable by fines and imprisonment. Accordingly, you must not discuss the company’s confidential information or trade secrets in places where you can be overheard by others, such as elevators, hallways, restaurants, airports or buses.

You may not share confidential information and trade secrets if:

•                  You have signed a project-specific nondisclosure agreement relating to such information

•                  You have not confirmed with your leader that the person requesting or otherwise to be provided with the information has also signed the project-specific nondisclosure agreement.

You may share the company’s confidential or trade secret information with other Ameriprise Financial employees, other companies, vendors or non-Ameriprise Financial personnel only if:

•                  The information is not subject to a project-specific nondisclosure agreement

•                  The individual with whom you plan to share the information is an Ameriprise Financial employee, has an absolute business need-to-know and the person is aware of the confidential nature of the information.

If the individual is a contractor or vendor who has an absolute business need-to-know and the person is aware of the confidential nature of the information:

•                  You must verify that the person is subject to a confidentiality agreement — never assume he or she has signed a confidentiality or nondisclosure agreement.

•                  After you have verified that a confidentiality agreement is in place, ensure that the person is told that the information is the company’s proprietary and confidential information.

Q  How do I know what information is considered a trade secret?

A trade secret is any information (e.g., formula, methods of doing business, software, customer and price lists) that is (i) secret, (ii) useful in the operation of a business and (iii) sufficiently valuable (either in a competitive context or by virtue of the effort expended to collect or create it) to justify protection under the law.

For information regarding use, storage and distribution of sensitive information, or to learn more about properly classifying information used to complete your job, refer to Information Security Policy 2.0 Information Classification and Safeguarding.

Guard against criminal activity

Ameriprise Financial has an obligation to take reasonable steps to detect, prevent and report criminal activity such as money laundering, terrorist financing, fraud and identity theft. Financial companies involved in criminal activity face serious consequences, including fines, increased regulatory scrutiny, criminal charges and damage to their reputation, even if the involvement in the criminal activity was unintentional.

Anti-money laundering

Money laundering occurs when individuals or groups attempt to conceal the true origin or ownership of funds generated from illegal activities. The purpose of money laundering is to distance the funds from their illegal source by moving them through the financial system. This process attempts to make the funds look like they came from legitimate activities.

The USA PATRIOT Act was enacted in 2001 to help combat money laundering, terrorism and other illegal activities. The act requires financial institutions to:

•                  Establish an anti-money laundering program

•                  Designate an anti-money laundering officer

•                  Provide ongoing anti-money laundering training

•                  Create procedures and controls designed to detect, prevent and report money laundering

•                  Conduct independent audits of the procedures and controls to ensure the effectiveness of the anti-money laundering program.

If you have reason to suspect money laundering or fraudulent activity, you must immediately discuss your suspicions with your leader, business unit compliance liaison (BUCL) or registered principal, and file a Report of Suspicious Activity (RSA) Form, if necessary. You can obtain an RSA by sending an email to Anti-Money Laundering Office with “RSA Request” in the subject line. You will automatically receive an electronic RSA with instructions on how to complete and submit the report. You may also contact the Suspicious Activity Hotline at (612) 671-6166.

Money laundering red flags

Red flags are warning signs that may make you suspect that a client, prospect or account may be involved in money laundering or fraudulent activity.

Common red flags include (but are not limited to):

•                  Transactions that are inconsistent with the client’s or prospect’s stated goals

•                  Inconsistent personal or transaction information

•                  Requests to rush a transaction or make an exception to standard procedures

•                  Unusual lack of concern regarding risks, commissions or other transaction costs

•                  Client’s or prospect’s location is in a country known as a haven for illegal or terrorist activity

•                  Problems providing, or unwillingness to verify, personal identification information

•                  Excessive negative account activity, such as bounced checks and maintenance calls

A red flag is not a guarantee of money laundering or fraudulent activity, but it does require you to take additional steps to review and report the situation.

Tipping

Tipping has another meaning aside from sharing inside information with someone who buys or sells securities. In this situation, tipping is informing someone who is suspected of being involved in illegal activities that he or she is under suspicion or is being investigated. Tipping, even unintentionally, is illegal. Under no circumstance should you inform someone that he or she is under investigation for, or suspected of, money laundering.

Willful blindness

You are obligated to watch for red flags that may signal money laundering and then to report any suspicious activity. “Willful blindness” occurs when you have knowledge or sufficient evidence to suspect money laundering activity or other illegal activities, but choose not to report the information. If you ignore red flags or other warning signs, or if you choose to not report suspected activity, both you and the company could be considered willfully blind and be held liable for the criminal activity.

Office of Foreign Assets Control (OFAC)

The Office of Foreign Assets Control (OFAC), a division of the U.S. Department of the Treasury, administers and enforces economic and trade sanctions based on foreign policy and national security goals.

You must not do business with a country, group or individual on OFAC’s Specially Designated Nationals and Blocked Persons List.

If you have questions related to OFAC, please contact the Anti-Money Laundering Office.

Q  The Anti-Money Laundering Office called me to ask about a client’s recent transactions and where the money may have came for some recent purchases. She’s a great client and a good friend, and I know she would never do anything illegal. I feel like I should let her know what’s happening. May I do that?

No. Under no circumstances should you let your client know that she may be under investigation for money laundering or other types of criminal activity. Informing the client is illegal, and both you and the company could be penalized.

Q  When I met with a prospective client, she was evasive about her financial situation and where her money came from even after I explained that the information was required by law. My best friend who referred the prospective client to me says he has known her for years and that she has nothing to hide — she is just being private. Can I rely on my friend’s judgment?

No. Before doing business with a prospective client, you are obligated to determine the source of funds. You cannot rely on anyone else’s opinion as to the legitimacy of the source of funds. If a prospective or existing client refuses to provide information based on your inquiries, you must complete a Report of Suspicious Activity Form available by sending an email to the Anti-Money Laundering Office.

Fraud prevention

Fraud includes a wide variety of illegal acts, all characterized by the intent to deceive someone. Fraud can be committed to the detriment of the organization, and it can be done by people inside as well as outside of the company.

Fraud adversely affects clients, shareholders, advisors and employees of the company. Fraud prevention is the responsibility of everyone at all levels. You have a duty to be mindful of potential fraudulent activity and to immediately report any suspicious activity.

Identity theft and identity fraud

Identity theft and identity fraud refer to an individual illegally obtaining the personal information of another person and using the information for criminal acts and/or economic gain.

The company is committed to safeguarding personal client information. It is the responsibility of all officers, employees and advisors, at all levels, to help protect our clients from becoming victims of identity theft.

The Fair and Accurate Credit Transaction Act is intended to help prevent identity theft. The act requires financial institutions to:

•                  Establish an identity theft prevention program

•                  Designate an identity theft prevention officer

•                  Create procedures and controls designed to detect, prevent and mitigate identity theft

•                  Provide identity theft prevention training

Identity theft red flags

Red flags are warning signs that may help you identify possible identity theft.

Common red flags include (but are not limited to):

•                  Documents provided for identification appear to have been altered

•                  Personal identifying information provided is inconsistent with client information on file

•                  Mail sent to a client is returned repeatedly as undeliverable although transactions continue to be conducted

•                 Unauthorized transactions are made in a client’s account

•                  A change of address request is followed by a request to add authorized users on the account

A red flag is not a guarantee of identity theft, but it does require you to take additional steps to review and report the situation.

You can help identify fraud by:

•                  Verifying the identity of the person asking for information

•                  Abiding by rules for releasing information to third parties, such as other financial institutions, family members and vendors

•                  Following the policies for securing, concealing, recycling and shredding documents that contain sensitive client information and records

•                  Knowing what information you can and cannot include in emails, voicemails and faxes

If you suspect that personal information of a client, employee or advisor has been compromised, report the breach to the Privacy Swat Team.

Signature issues and forgery

At Ameriprise Financial, a signature is considered forged if it was signed by someone other than the person named, or that person’s legally authorized representative. This applies to both unauthorized and fraudulent forgeries as well as when a client authorizes you to sign forms (forgery of convenience).

Whenever a client signature is required, it must be an original signature of the client or his or her legally authorized representative, such as an attorney-in-fact. If signatures are required from more than one person, each person’s signature must be his or her own.

Employees, advisors or staff may not copy, affix or trace a client’s signature or sign any document on behalf of a client, even if specifically asked to by the client.

Q  One of my clients is elderly and unable to leave his house very often. He insists that I keep a couple of pre-signed forms in my desk because having to travel to my office each time he needs to set up an account is difficult. With pre-signed forms, he can just call me and tell me what he wants to do. Since I’m doing him a favor, is this okay?

No. Keeping pre-signed forms in your office for a client is against company policy, even if the client asks you to do this as a personal favor. This policy is to protect the client, you and the company. Keeping pre-signed forms is a serious violation, and may result in termination of employment or termination of the franchise agreement. One option for the client would be for him to have an attorney-in-fact who is authorized to sign documents for him.

Safeguard the privacy, confidentiality and security of information and records

You are responsible for understanding and complying with all policies protecting the privacy, confidentiality and security of client, employee, advisor and company information. Only those employees with a business need to know are allowed access to such data. If you have questions about what to disclose, contact your leader or other appropriate resource before taking action.

Secure client information and records

Ameriprise Financial is obligated to safeguard client information and use it only for business purposes. We do this by following our Client Privacy Principles, which govern how we collect, use, safeguard and disclose client information and by following the laws, regulations and company policies related to privacy. Unaffiliated companies selected as Ameriprise Financial business partners agree to keep our client information confidential and secure.

All clients receive a copy of the Ameriprise Financial Privacy Notice annually. All new clients receive the Ameriprise Financial Privacy Notice at the start of the business relationship. The company’s Internet Privacy Statement explains how Ameriprise Financial collects, uses, safeguards and discloses the information consumers provide on the Ameriprise Financial website.

Regardless of your role, you may only use or disclose confidential client information for one or more of the following reasons:

•                  It is necessary to transact business and provide service to clients.

•                  It has been authorized by the client.

•                  It is required to provide financial products and services that are jointly offered with other financial institutions.

•                  It is part of the company’s compliance efforts to reduce fraud and criminal activity.

•                  It is necessary to fulfill our legal or regulatory obligations.

Different rules may apply for certain business units, including those dealing with institutional clients. Understand and follow your business unit’s applicable policies.

Q  A client sent a package by courier with a completed product application and a check for the initial purchase. When I received the package it looked like it had been opened. Everything appeared to be there, so I don’t think anything was stolen. Do I need to tell anyone about this?

Yes. Even if nothing appeared to be missing, this is still a potential breach of the client’s privacy. You should send an email to the Privacy Swat Team to let them know what happened. They will research the incident, identify the nature and magnitude of the risk, and work with the vendor to investigate the cause.

Q  Is it okay to send company information or client information to my personal email account in order to work from home?

No. The Electronic Communication Acceptable Use Policy states that company email should only be used for company-related business. Sending any company files or sensitive information to personal email accounts is prohibited.

Report potential privacy incidents

A privacy incident is the loss of control or unauthorized disclosure of confidential, sensitive information. Examples of privacy incidents include:

•                  Lost or stolen computers or files containing client information (including breaches inside and outside of the company)

•                  Errors that result in client information being given to unauthorized people (e.g., misdirected communications or mailing errors)

•                  A client’s unauthorized access to other clients’ information.

Privacy incidents create the potential for identity theft and other related crimes. If an incident occurs or is suspected to have occurred, you have an obligation to report the breach promptly. To learn more about reducing your risk of identity theft, request a copy of the brochure “Reduce your risk of Identity Theft” by contacting the Privacy Office.

To report a privacy incident, send an email to the Privacy Swat Team. If physical equipment, including laptops, PDAs or cellular telephones, is lost or stolen, or if there has been a physical theft of client or company data, you must contact the Minneapolis Security Console at 1 (800) 455-5187 or (612) 671-2454.

Q  I know I should encrypt attachments that contain sensitive information before I email them outside of the company network, but I don’t know how.

The Electronic Communication Acceptable Use Policy states that you must use an encrypted attachment to send client information and records via email outside the corporate network. Please see instructions “How to encrypt a file using WinZip.”

Protect the company’s reputation and assets

Ameriprise Financial has an obligation to our employees, clients, advisors and shareholders to protect the reputation and assets of the company. We must ensure that appropriate safeguards are in place to protect the company’s physical and intellectual property, sensitive information and reputation in the marketplace.

The company’s reputation is a valuable asset that affects whether or not someone will be our client; or whether we are proud to work for Ameriprise Financial. Be alert to situations or actions that may be unethical or potentially damaging to the company’s reputation. Report suspected violations of the Code of Conduct, company policies, regulations and laws promptly to your leader or use one of the other reporting methods explained on Page 7.

Protection and proper use of company physical assets and property

Company property must be used only for valid business purposes and with proper authorization.

Company property must be protected against theft or misuse. This includes protection of laptop computers, personal digital assistants and mobile phones. Ensure that all computer equipment is properly secured and not left unattended. To properly secure your laptop always use a cable lock. When away from the computer, press Ctrl-Alt-Delete and lock the computer (to avoid unauthorized access/use) and ensure that your laptop has whole disk encryption (WDE).

Protection and proper use of intellectual property

Intellectual property is one of the most valuable assets of a company and includes copyrights, patents, trademarks, trade secrets, logos and design rights.

Our logos and the names “Ameriprise Financial” and “RiverSource” are examples of company trademarks. You must use them properly to protect the company’s brands and goodwill, as our trademarks are key to building and maintaining our reputation with the public, clients and regulatory authorities. Furthermore, you may not register or attempt to register a trademark, service market or domain name that either incorporates, in whole or in part, or is confusingly similar to any current or proposed, registered or unregistered, trademark or service mark owned by the Company or its affiliates or subsidiaries for any reason.

The theft or misuse of company property will result in disciplinary action. If you suspect someone was involved in or is attempting to cover up the theft or misuse of company property, immediately report your suspicion to Corporate Security by calling the Minneapolis Security Console at 1 (800) 455-5187 or (612) 671-2454.

Publications, documentation, training materials, computer codes, software, methods, systems and other work that you create for the company are examples of items that can be protected by copyrights. To the extent permitted by law, your work and inventions, whether or not patented or protected by copyright, trade secret or trademark, are considered company property.

We will never knowingly infringe on the intellectual property rights of others. You are responsible for ensuring that the use of any third-party intellectual property such as computer programs, competitors’ brands and logos and periodicals is proper and done with the owner’s permission. For example, you may not copy a computer program at work for use at home or make copies of news articles for broad distribution.

If you have a creation you think may be eligible for a patent, or if you are unsure about the proper use of a trademark, copyright, patent or other intellectual property, you should contact the General Counsel’s Organization. If you become aware of people misusing the company’s trademarks, promptly notify the General Counsel’s Organization.

Electronic Communication Acceptable Use Policy

The Electronic Communication Acceptable Use Policy governs the appropriate use of the Ameriprise Financial electronic communication resources by employees, advisors, contractors and third parties. Electronic communication resources include any device or system that facilitates the processing, storage or transfer of electronic information. This includes, but is not limited to, desktop and portable computer systems (e.g., laptops, PDAs and cell phones), voicemail and electronic mail (email), internet access and fax machines. You are required to employ reasonable precautions to safeguard Ameriprise Financial sensitive information from unauthorized disclosure.

When using these network devices:

•                  Use strong passwords and keep them confidential.

•                  Do not send unencrypted sensitive information outside the corporate network.

•                  Limit personal use of the internet to non-working hours only as authorized by your leader.

•                  Use corporate email for company-related business only

Q  I wrote a computer program for my team that we use for monthly status reporting on our projects. I’ve shown it to friends in other parts of the company, and now they want to use it for their projects, too. Do you think this might be something the company could patent?

Yes. Whether or not the company would pursue a patent depends on a number of factors.  However, this is not your concern. If you have something that you believe might be new, useful and non-obvious (you haven’t seen anything like it in the marketplace) submit your idea to the Ameriprise Patent Program for review. Simply fill out the Patent Invention Disclosure Form found on Inside and email it to Intellectual Property Legal Mail.

Political involvement

Ameriprise Financial encourages you to be involved in the political process and respects your right to participate as you see fit, provided that you comply with federal and state election laws. Since federal law and many state laws prohibit corporations from making political contributions, you cannot:

•                  Use company funds to make a political contribution

•                  Be reimbursed by the company for a political contribution

•                  Allow a candidate or campaign to use company facilities or property

•                  Use work time, company equipment, personnel or other assets, including phones, computers, faxes, mailroom or photocopiers, for political or campaign purposes

•                  Use or allow the use of company stationery, letterhead or anything that would give the impression of a political endorsement

Any contribution of time or money that you choose to make cannot be made or appear to be made with, or reimbursed by, company funds.

Please see more information about political contributions and the Ameriprise Financial Political Contributions Policy on page 35.

Q  How do I know whether I need to preclear my political contributions and volunteer political activities?

If you are an advisor, you are subject to preclearance.  Otherwise, you need to read the applicable related policy to see if you are covered.  Depending upon changes in your job or Band level, you may become subject to preclearance in the future even if you are not covered now.  Also, it’s important to see if your current political contributions may affect your chances to apply for certain jobs in the future.

Preclearance of state and local political contributions and volunteer activities

The United States Securities and Exchange Commission and various state and local government entities have enacted what are commonly called “pay to play” rules. “Pay to play” is the phrase used to describe political contributions or other payments made to state and local officials or third parties for the purpose of obtaining investment advisory or management business from governmental entities. Under the federal rules, certain contributions and payments to state and local officials, including those running for federal office, may result in the loss of compensation for our investment adviser subsidiaries for a period of up to two years. State and local pay to play rules differ significantly from the federal rules with respect to the people covered, the amount of contributions permitted, and the effect of a prohibited contribution.

In order to avoid a violation of the federal, state, and local pay to play rules, we have adopted the Ameriprise Financial Political Contributions Policy. The policy covers all advisors and certain other people designated in the policy. Among other things, the policy requires the people covered by it to preclear all of their political volunteer activities and contributions and payments to state and local officials, including those running for federal office. The preclearance requirement applies regardless of the amount of the contribution. Please read the Political Contributions Compliance Policy carefully to see if you are covered and, if so, what you must do to comply with it.

Even if you are not covered by the policy currently, you should read it carefully if you plan to transfer to one of our investment adviser subsidiaries or apply for a promotion that causes you to be covered by the policy. Under certain circumstances, your political contributions to state and local officials may deny you a job or promotion or significantly delay your career plans.

Q  Don’t these preclearance requirements violate my First Amendment rights of free association and speech?

The federal agencies that have adopted pay to play rules have concluded that they do not violate the First Amendment rights of those persons they affect.  Such rules have been upheld in federal court.  We have no choice but to enforce reasonable policies and procedures designed to avoid any violations of federal, state, or local pay to play rules.

Q  I don’t intend to influence improperly the judgment of any state or local officials to whom I contribute. Why should I have to preclear those contributions if I am covered by the policy?

Your intent in making a contribution doesn’t matter for preclearance purposes.  Even if you are making a contribution to your brother who is running for a school board seat, you would still have to preclear the contribution.

Maintain complete and accurate business records

Ameriprise Financial has a responsibility to maintain complete and accurate business records. This means that certain information about the company’s business, earnings and financial condition must be documented and reported in an accurate, complete and understandable manner. We must comply with laws and regulations regarding how information is reported and disseminated. We must also ensure that certain information is retained in accordance with the time schedule and format outlined by regulatory authorities.

Financial data

Each time you report financial information, provide documentation for expenses, or approve payment of invoices, the information must be truthful, accurate and complete. If you are involved in the preparation of the company’s financial statements, you must follow generally accepted accounting principles (GAAP) and all other applicable accounting standards and rules, so that our statements fairly and completely reflect our operations and financial condition.

Contact your leader, registered principal, the Employee Relations Group Service Center at 1 (877) 267-4748, or Ethics Hotline at 1 (800) 963-6395 if you:

•                  Believe financial information and business records are not being reported or maintained accurately and completely

•                  Feel pressure to report inaccurate or incomplete financial information

•                  Are asked to prepare or destroy documents in violation of company policy

•                  Learn that misleading, incomplete or false information was given to an accountant, auditor, regulatory authority or government agency

Q  My manager started working for the company last week. Earlier, he had a similar position with a competitor. We have set monthly goals in my department, and our year-end ratings are based on meeting these monthly goals. My manager asked me to report my monthly results in a new way, telling me that this is how his previous employer did it. However, I believe that reporting my results this new way would be misleading. What should I do?

You should tell your manager that you believe his new method of reporting results would be misleading, and that you are not comfortable following his directions. If your leader insists that you report results his way, you should talk to his leader or the Employee Relations Group Service Center at 1 (877) 267-4748.

Travel and expense accounts

You may only request payment or seek reimbursement from the company for actual and reasonable business expenses. When possible, you should use your corporate card to pay for business expenses. Corporate cards may not be used for personal expenses, and you should not use a personal card to pay for business expenses. Political contributions are not business expenses and the company will not pay for or reimburse you for such contributions. Leaders are responsible for ensuring employees comply with the Travel & Expense (“T&E”) Reimbursement Policy.

Documentation of payments

If you request payment or seek reimbursement for an expense, you must provide the appropriate documentation, obtain the correct approvals and follow the Travel & Expense (“T&E”) Reimbursement Policy.

Document retention and destruction

Company documents must be kept in accordance with the company’s Records and Information Management Policy and Procedures. You may not shred, destroy or alter in any way documents that are related to any imminent or ongoing investigation, lawsuit, audit, examination or are required to be maintained for regulatory purposes. If you have questions about whether you can shred or destroy a particular document, check with your leader or the General Counsel’s Organization.

Cooperation with regulatory organizations

All inquiries and requests for documents and information from regulatory organizations must be responded to in a thorough, accurate, prompt, consistent, honest and professional manner that protects the company’s interests and maintains our credibility with regulators. You may not attempt to influence regulators or respond to their requests with inaccurate, incomplete or deliberately misleading information. Regulatory requests, reports of examination and all related information must be treated as confidential company information and may only be shared with others on a strict need-to-know basis. If you fail to meet these standards, you will be subject to disciplinary action, including termination of your employment.

Q  My leader asked me to delay sending an invoice to Accounts Payable until the next quarter. What should I do?

All goods purchased or services rendered should be expensed, capitalized or accounted for in the period incurred. If you believe that your invoice should be sent promptly, speak with someone at your supporting accounting function or your business unit’s controller. You can also contact the Employee Relations Group Service Center at 1 (877) 267-4748.

Treat people with dignity and respect

Ameriprise Financial is committed to treating people with dignity and respect. We strive to provide a work environment that is diverse and free from any form of harassment or discrimination. We will not tolerate violence, threats of violence, stalking, intimidation of others or attempts to instill fear in others.

Treatment of employees and others

Leaders at Ameriprise Financial have a responsibility to demonstrate how employees and others are treated with dignity and respect.

Importance of diversity

We are committed to valuing and supporting diversity in the workplace and community. Employees, field members and staff represent many age groups, ethnicities, family structures, races, religions, sexual orientations, nationalities and mental and physical abilities. This diversity enriches our thoughts, creativity, innovation and ability to positively impact those around us.

Freedom from discrimination

Discrimination or harassment against any person on the grounds of race, color, religion, national origin, disability, age, sex, marital status, sexual orientation, gender identity, veteran status or citizenship is prohibited.

Leaders are responsible for creating and maintaining a work environment free of discrimination and harassment.

Leaders must enforce and follow anti-discrimination and anti-harassment laws that include, but are not limited to:

•                  State and local laws prohibiting sexual harassment and discrimination

•                  The Age Discrimination in Employment Act (ADEA)

•                 Title VII of the Civil Rights Act of 1964

•                  The Americans with Disabilities Act (ADA)

Q  What should I do if I believe I have been discriminated against or harassed during the course of my employment?

If you believe you have been unlawfully discriminated against or harassed, you should report this to your leader or the Employee Relations Group Service Center at 1 (877) 267-4748.

Freedom from fear and violence in the workplace

You may not possess weapons in the workplace or while conducting company business. You may not assist or permit others to possess weapons in the workplace

Non-retaliation

Retaliation or intimidation directed toward anyone who makes a complaint, assists in making a complaint or is a witness in an investigation is prohibited. The law and our values protect anyone, who in good faith, reports discrimination, harassment or threats of violence.

Equal employment opportunity

Employees, financial advisors and leaders are responsible for complying with the company’s Equal Employment Opportunity Policy and related policies, and anti-discrimination and anti-harassment laws. Leaders have the added responsibility for ensuring compliance with those policies and laws.

Safety, health and the environment

Ameriprise Financial is committed to ensuring that all reasonable efforts are made to provide and maintain a safe and healthy working environment for our employees and visitors.

Leaders are responsible for the health, safety and welfare of their departments, and everyone reporting or assigned to them including visitors and contractors, regardless of their work location.

If you see anyone exhibiting threatening behavior, notify local security personnel immediately.

If there is no security staff at your worksite, contact Corporate Security at 1 (800) 455-5187 or the Employee Relations Group Service Center at 1 (877) 267-4748.

Field members and staff should contact local security or law enforcement authorities immediately if there is a potentially dangerous situation at their workplace.

Glossary

Antitrust laws

Antitrust laws apply to virtually all industries and to every level of business, including financial services. They prohibit a variety of practices that restrain trade.

Examples of illegal practices are price-fixing conspiracies, corporate mergers likely to reduce the competitive vigor of particular markets, and predatory acts designed to achieve or maintain monopoly power.

Client information and records

Client information and records includes any personal or financial information relating to a client or client group. A list that identifies individuals as current or former clients also falls within the definition. Client information and records are categorized as asset classification Level 3 or 4.

Conflicts of interest

A conflict of interest is a situation in which someone in a position of trust (such as a lawyer, a politician, financial advisor or an executive or director of a corporation) has competing professional and/or personal interests. Such competing interests can make it difficult to fulfill his or her duties fairly. Even if there is no evidence of improper actions, a conflict of interest can create an appearance of impropriety that can undermine confidence in the ability of that person to act properly.

Forgery

Forgery is an illegal modification or reproduction of an instrument, document, signature or legal tender, or any other means of recording information. This includes copying, tracing or affixing another person’s signature.

At Ameriprise Financial, a signature is considered forged if it was signed by someone other than the person named, or that person’s legally authorized representative. This applies to both unauthorized or fraudulent forgeries as well as when a client authorizes you to sign his or her name on forms (forgery of convenience).

Identity theft

Identity theft is the deliberate assumption of another person’s identity, usually to gain access to their finances. Identity theft is committed many different ways. Some identity thieves sift through trash bins looking for bank account and credit card statements; other more high-tech methods involve accessing corporate databases to steal lists of customer information.

Once they have the information they are looking for, identity thieves can ruin a person’s credit rating and the standing of other personal information. Many types of identity theft can be prevented. One way is to continually check the accuracy of personal documents and promptly deal with any discrepancies.

Insider trading

Insider trading is the practice of buying or selling securities based on inside information. Prohibitions against this practice include tipping related to stock, options, debt securities or any other securities of the company or any of its subsidiaries, as well as to transfers into or out of the company stock fund under a savings and retirement plan. It even applies to securities of other companies if you learn something in the course of your duties that might affect their value. Violations can subject individuals to significant fines and even imprisonment.

Intellectual property

Intellectual property (IP) is any creative idea or other expression of the mind that may have commercial value. Intellectual property rights are the only property right mentioned in the United States Constitution. The most well-known forms of intellectual property rights include copyrights, patents, trademarks and trade secrets.

•                  A copyright may exist in creative and artistic works (such as software, books, movies, music, paintings and photographs)

•                  A patent may be granted in relation to a new and useful invention (such as business methods or computer programs)

•                  A trademark is anything used to identify and distinguish one’s goods and services (such as words, graphics, taglines, colors, sounds and smells)

•                  A trade secret is any information used in the operation of a business that is secret and from which the owner derives competitive value/advantage by virtue of the fact that it is the only party with the information (e.g., the recipe for Coke®, customer lists and price lists)

Late trading

Late trading of mutual fund shares occurs when investors placing trades after market close receive the market close price. These late traders can use the information revealed after market close to guide their trades, buying funds when their current value is greater than their closing value and selling the funds when the reverse is true. Doing so allows them to earn returns at the expense of the fund’s long-term shareholders.

Market timing

Market timing, also known as NAV or stale price arbitrage, is the rapid, short-term trading of an asset with the goal of exploiting price discrepancies across markets.

In terms of mutual funds, market timing is bad for long-term investors because rapid traders increase the associated costs of the mutual fund, which are passed onto the long-term fund holders. Every time an investor buys or sells units of a mutual fund, the fund company must buy and sell the equal portion of the actual securities within the fund. With each transaction, there is a service charge (i.e., commission). These service charges eat into the returns of the people who are holding the fund for the long term.

Material, non-public information

Material, non-public information is information about a company that is not known to the general public and that could influence a typical investor’s decision to buy, sell or hold that company’s securities.

Examples include:

•                  Financial or operational performance estimates or results

•                  Major management or business plan changes

•                  News of an impending regulatory or legal action

•                  Negotiations to purchase or partner with another company

•                  Development of a major new product or service

•                  An increase or decrease in dividends

•                  A stock split or other recapitalization

•                  A redemption or purchase by the company of its securities

Money laundering

Money laundering is the process by which individuals attempt to conceal or disguise the true origin or ownership of proceeds from illegal activities.

Money laundering occurs in three stages:

•                  Placement: the initial point of entry for funds derived from criminal activities

•                  Layering: distancing the proceeds from the source by transactional activities

•                  Integration: the re-entry of the laundered proceeds into the economy in such a way that the funds appear to be legitimate

Mutual fund

Mutual funds are open-ended investment companies and are generally registered with the SEC under the Investment Company Act of 1940. The funds are composed of a collection of stocks, bonds or other securities owned by a large group of investors with similar objectives and managed by a professional fund manager.

Net asset value (NAV)

NAV is the dollar value of a single mutual fund share, based on the value of the underlying assets of the fund minus its liabilities, divided by the number of shares outstanding. It is calculated at the end of each business day.

Office of Foreign Assets Control (OFAC)

The Office of Foreign Assets Control (OFAC) is a division of the United States Department of the Treasury. OFAC administers and enforces economic and trade sanctions based on foreign policy and national security goals. U.S. individuals and companies are prohibited from doing business with any foreign countries, terrorists, narcotics traffickers and other individuals and groups that are on a list issued by OFAC.

The penalties for doing business with an individual or country on the OFAC list are very serious, including civil and criminal fines and imprisonment.

Pay to Play

Pay to play is the shorthand phrase used to describe political contributions or other payments made to state or local officials or third parties for the purpose of obtaining investment advisory or management business from governmental entities.  If you are required to preclear your political contributions or volunteer activities, however, your intent is irrelevant for preclearance purposes.

Privacy incident

A privacy incident is the loss of control or unauthorized disclosure of confidential, sensitive information such as stolen laptops or mailing errors.

Redemption

A transaction through which the owner of a security returns an investor’s principal in a security.

Securities

A security is a type of transferable interest representing financial value such as stocks, bonds, notes and mutual funds.

Sensitive information

Sensitive information includes client information and records; employees’ and advisors’ personal and financial information; or confidential, proprietary business information that if improperly disclosed could negatively impact our clients, our reputation, our company, or our brand. Sensitive information is classified as asset classification Level 3 or 4.

Tipping (insider trading)

Tipping in the context of insider trading is the sharing of inside information with another person who buys or sells securities and does not have a business need-to-know. You could be held liable even if you do not benefit personally and the person you shared the inside information with does not buy or sell any related securities.

Tipping (money laundering)

Tipping in the context of money laundering is informing someone who is known or suspected of being involved in money laundering or other illegal activities that their conduct is considered suspicious or is being reported to law enforcement authorities.

Whistleblower

A whistleblower is an individual who reports misconduct to people or entities that have the power to take corrective action. Examples include providing information related to:

•                  Mail, wire, bank or securities fraud

•                  Improprieties that prevent the company from meeting its legal obligations or from complying with generally accepted accounting principles

•                  Violations of the company Code of Conduct

Willful blindness

Willful blindness is the failure to perform due diligence, or when suspicions are aroused, failing to make further inquiries or report the information.

Any employee, financial advisor or contractor who has knowledge of or reason to suspect illegal activity and processes a transaction without reporting or notifying the proper individuals may be charged with money laundering. This is known as willful blindness and may result in civil and criminal penalties and imprisonment.

Frequently asked questions

To find the answer to these frequently asked questions, click on the question to be directed to the appropriate section in the Code of Conduct. If you do not find an answer to your question, please contact one of the employees listed in the Resource Guide on Page 38.

•                  Can I personalize my advertisements to clients?

•                  Are all advisors subject to the Code of Conduct?

•                  Am I subject to blackout periods for trading in Ameriprise Financial securites?

•                  Can I use company letterhead for my non-profit work?

•                  If a client asks me about a competitor, can I say that the other firm’s products and services are inferior to ours?

•                  How can I tell if a situation involves a potential conflict of interest?

•                  Am I allowed to do consulting work on my personal time and get paid for it?

•                  My client doesn’t want to be bothered with disclosures. Can I accommodate the client and just skip the disclosures?

•                  How do I know if it is all right to shred or otherwise dispose of documents or files?

•                  Can I delay submitting an expense?

•                  Which gift policy applies to me?

•                  Do I need to seek approval before accepting or giving a gift?

•                  Can I get in trouble if I tell a friend or family member information about Ameriprise Financial?

•                  How can I tell if an investment is suitable for a client?

•                  What restrictions are there on my investments other than Ameriprise Financial?

•                 What is insider trading?

•                  I wrote a marketing brochure to be sent to clients that is based on previously-used marketing material. Do I still need to have it reviewed?

•                  How do I know if I have material, non-public information?

•                  Do I need to get pre-approval to start an outside business?

•                  Can I be involved in a political campaign during my normal workings hours?

•                  Can I give money to a political candidate using company funds?

•                  How freely should I cooperate with regulators?

•                  Can I work a second job?

•                  Should I ask a client about suspicious transactions?

•                  If I suspect a violation, am I obligated to report it?

•                  Can a friend of mine be a vendor for Ameriprise Financial?

•                  What is a “whistleblower”?

Ameriprise Financial, Inc.

Supplement Number 1 to the Code of Conduct

(March 2011)

Ameriprise Financial, Inc. (“Ameriprise Financial”) is committed to conducting business ethically by acting in the best interests of our clients and adhering to our values and principles.  The Code of Conduct requires every individual associated with Ameriprise Financial (including financial advisors and their employees) to do the right thing and operate in accordance with five principles:

•                  Conduct business ethically;

•                  Do the right thing for the client;

•                  Treat people with dignity and respect;

•                  Excel in all we do; and

•                  Serve as ambassadors/stewards for our brand.

This supplement to the Code of Conduct provides additional guidance regarding certain conduct that violates the principle of treating people with dignity and respect.  This is a supplement to, and not a replacement of, the Code of Conduct.  Everyone associated with Ameriprise Financial is expected to read, understand and comply with the guidance provided in this supplement in addition to the Code of Conduct and other applicable policies and procedures of Ameriprise Financial.  If you have any questions about the application of this supplement or the appropriateness of a situation, action or decision, talk to your leader, registered principal or other appropriate personnel identified in the Code of Conduct.  For additional information or questions about this supplement, please contact the resources listed below:

Corporate Secretary’s Office

thomas.r.moore@ampf.com, (612) 678-0106

Employee Relations Group Service Center

ERGSC@ampf.com, (877) 267-4748

Ethics Hotline

(800) 963-6395 (If you use this resource, your information will be treated anonymously if you so wish.)

Treating People with Dignity and Respect

Ameriprise Financial is committed to treating every person, including clients, service providers or vendors, franchisees (and their employees), advisors, employees, management, and directors, with dignity and respect.  Ameriprise Financial is committed to maintaining a safe, secure and hospitable work environment and will not tolerate violence, threats of violence, stalking, intimidation, attempts to instill fear in others, slander, libel, or defamatory statements.  In addition, we ask that you voice your opinions and views in a respectful manner.  No person associated with or representing Ameriprise Financial is permitted to engage, or to condone or support others engaged, in conduct that violates this principle.  This is a non-exclusive list of the types of conduct that is prohibited and is provided for purposes of illustration:

•                  The use of any form of communication, whether written, oral or electronic, to advocate political, religious, or social ideologies or viewpoints to senior home office or field leadership in a manner which could reasonably be interpreted as insulting, disrespectful or derogatory.  If you wish to voice disagreement with a company policy, please communicate with your human resources contact or direct field leadership.  If you are dissatisfied with the resolution at that level, you may escalate the issue to the home office, provided that the escalation is conducted in a manner consistent with your obligations under this Supplement and the Code of Conduct.

•                  The use of any form of communication, whether written, oral or electronic, to threaten, intimidate, harass, insult, or instill fear in any other person.

•                  Displays, acts or gestures that could reasonably be anticipated to intimidate another or cause another to be concerned for his or her safety and well-being or the safety and well-being of others.

•                  Acts or conduct that could reasonably be anticipated to result in harm or damage, whether physical, emotional, reputational or financial, to another person.

Ameriprise Financial management, in its sole discretion, will determine whether this supplement has been violated.

Non Retaliation

No individual who, in good faith, makes a complaint under this supplement shall be subject to retaliation.  Any concerns regarding retaliation may be made to any of the resources identified in this supplement or in the Code of Conduct

Consequences for Non-Compliance

If you fail to comply with this supplement, Ameriprise Financial may, in its discretion, impose consequences on you including disciplinary action up to and including termination of your employment, franchise, contract or other relationship with Ameriprise Financial.  Furthermore, violation of this supplement is a violation of the Ameriprise Financial Code of Conduct and may result in any of the consequences identified in the section entitled “Consequences for Non-Compliance” in the Code of Conduct.

Financial Planning | Retirement | Investments | Insurance | Banking

Ameriprise Financial, Inc.
1098 Ameriprise Financial Center, Minneapolis, MN 55474
ameriprise.com

The Code of Conduct and the related policies do not attempt to address every possible situation or circumstance that may arise. Officers, employees, advisors and others are responsible for becoming familiar with the Code of Conduct and related policies, adhering to the principles and rules stated in them, and seeking advice and guidance when they are uncertain as to the proper course of action. The company will not accept ignorance or oversight as excuses for behavior that violates the Code of Conduct, related policies or any law or regulation.

This document does not create a contract of employment or a contract for any specific term or condition of employment between Ameriprise Financial and an employee. The relationship between Ameriprise Financial and an employee is at-will, meaning that either the employee or the company may terminate it at any time for any reason, with or without advance notice or progressive disciplinary action. The company reserves the right to make changes in or discontinue company policies, compensation plans, benefits and programs as it deems appropriate and these changes may be implemented even if they have not been communicated in this (or by change to this) document or otherwise.

If this document refers to any company benefit program, it describes only certain highlights of the company’s benefit program. It does not supersede the actual provisions of the applicable plan documents, which in all cases are the final authority. The applicable plan administrator has the sole authority and discretion in determining eligibility and in interpretation and administration of the plans.

Ameriprise Financial takes reasonable efforts to ensure the accuracy of the contents of policy documents and in the administration of its policies and programs. The company does not assume responsibility for consequential damages caused by administrative or clerical errors.

Revised February 2013

For internal/vendor/agency use only. Not for distribution to the general public.

© 2013 Ameriprise Financial, Inc. All rights reserved.